TRANSLATED FROM THE RUSSIAN LANGUAGE

February 10, 2000

Dr. Ilya Gerol
Chairman of Board
Internet VIP, Inc.

Dear Mr. Gerol,

Referring to the agreement between State Enterprise "Special Technique and Communications" and your company we have accepted the proposed addendum on the following:

Whereas  Internet  VIP,  Inc.  owns 80% of the  Intertel  XXI  while  the  State
Enterprise   "Special  Technique  and  Communications"  has  20%  all  corporate decisions are to be made and voted by a simple majority.

The Board of Directors will consist of 5 members: one representing the Moscow side and 4 - North American side.

Please consider this letter as the official confirmation of our agreement to attach this addendum to the memorandum of the agreement and founding documents of Intertel XXI.

Sincerely,

/s/

Dr. V. Khimitchev
Chief of Scientific and Research Institute
"Special Technique and
Communications"
of the Ministry of Interior
of Russian Federation